UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2017

PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware    1-7573    73-0618660
(State or other jurisdiction     (Commission File Number)    (I.R.S. Employer
of incorporation)        Identification No.)

5 Greenway Plaza, Suite 100
Houston, Texas    77046
(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code: (281) 406-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective March 9, 2017, the board of directors of Parker Drilling Company (the “Company”) amended and restated the Company’s By-laws (as amended and restated, the “By-laws”) to change the voting standard for uncontested director elections from a plurality voting standard to a majority voting standard. Accordingly, in future uncontested director elections, a director nominee will be elected only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The By-laws retain a plurality voting standard in contested elections, which includes an election for which there are more nominees for election than positions on the board of directors to be filled by that election.

As a condition to being nominated for election or reelection, each incumbent director or nominee shall sign and deliver to the board of directors an irrevocable letter of resignation that is only deemed tendered as of the date of the certification of the election results for any director who fails to achieve a majority of the votes cast at an election of directors where directors are elected by a majority of the votes cast. Such resignation shall only be effective upon acceptance by the board of directors. If an incumbent director fails to achieve a majority of the votes cast at an election of directors where directors are elected by a majority of the votes cast, the corporate governance committee will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act on the corporate governance committee's recommendation, considering all factors that the board of directors believes to be relevant, and will publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

3.1	Amended By-Laws dated March 9, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY

By: /s/ Jon-Al Duplantier
Jon-Al Duplantier
Senior Vice President, Chief Administrative Officer and General Counsel

Date: March 14, 2017

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